                                 Exhibit 11.1

                 PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
       FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 1995 AND 1996
                                (IN THOUSANDS)

                                                                                     Three Months Ended            Year Ended
                                                                                -----------------------------  ---------------------
                                                                                  December 31,   December 31,    December   December
                                                                                     1995           1996            1995       1996
                                                                                --------------   ------------  ----------  ---------
                                                                                          (Unaudited)
PRIMARY (6)
-----------
Earnings applicable to common stock:
     Net income (loss)                                                          $        936     $    2,667    $  1,918   $   (956)
     Preferred dividends (1)                                                             (77)             0        (308)       (29)
     Interest income (2)                                                                  53             91         197          0
                                                                                --------------   ------------  ---------  ----------
     Net income (loss) applicable to common stock                               $        912     $    2,758    $  1,807   $    (985)
                                                                                ==============   ============  =========  ==========

Weighted average shares outstanding for primary:
     Weighted average shares outstanding                                               5,968         23,936       5,968      20,170
     Shares upon assumed exercise of stock options and warrants issued within
      one year if initial public offering (3)                                          4,845              0       4,845           0
     Other shares upon assumed exercise of stock options and warrants (4)              6,600          2,585       6,716           0
                                                                                --------------   ------------  ---------  ----------
     Weighted average shares                                                          17,413         26,521      17,529      20,170
                                                                                ==============   ============  =========  ==========
Primary net income (loss) per share                                             $       0.05     $     0.10    $   0.10   $   (0.05)
                                                                                ==============   ============  ========== ==========

______________

(1) Dividends on cumulative convertible preferred stock are deducted to arrive at net income applicable to common stock as the preferred stock is not a common stock equivalent and is therefore not considered as if converted for primary earnings per shares.

(2) Reflects adjustment to interest expense, net of related Income tax effect, on excess proceeds due to 20% limitation on assumed acquisition of shares under the modified treasury stock method. Assumed proceeds from stock options include an income tax benefit as the options are not qualified options under the Internal Revenue Code.

(3) Options and warrants issued within one year of the initial filing of the accompanying registration statement are assumed to be outstanding for all periods using the modified treasury stock method at the assumed Initial public offering price, regardless of whether they are anti-dilutive.

(4) Options and warrants are assumed exercised using the modified treasury stock method, except where the effect is anti-dilutive.

(5) Fully diluted net income per share is anti-dilutive. Accordingly, fully diluted net income per share is not presented for all periods.